EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our reports dated March 16, 2009, relating to the financial statements of Baytex Energy Trust (which audit report expresses an unqualified opinion and includes an explanatory paragraph relating to the separate issuance of financial statements prepared in accordance with Canadian generally accepted accounting principles and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences relating to changes in accounting principles), and the effectiveness of Baytex Energy Trust’s internal control over financial reporting, appearing in Amendment No. 1 to the Annual Report on Form 40-F of Baytex Energy Trust for the year ended December 31, 2008.

We also consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated July 16, 2009 related to the Supplemental U.S. GAAP Disclosures required by Item 18 of Form 20-F.

We also consent to the reference to us under the heading "Interest of Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Calgary, Alberta, Canada

July 28, 2009